STATE of DELAWARE
CERTIFICATE of TRUST

of

Regan Capital Alternative Income Fund

This Certificate of Trust is being duly executed and filed on behalf of the statutory trust formed hereby by the undersigned, as the sole trustee, to form a statutory trust in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code § 3801 et seq.) (the “Act”) and sets forth the following:

FIRST: The name of the statutory trust formed hereby is “Regan Capital Alternative Income Fund” (the “Trust”).

SECOND: The name and address of the Registered Agent in the State of Delaware is: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

THIRD: The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the 7th day of February, 2025.

By:    /s/ Nicholas Ablahani
Nicholas Ablahani, as sole Trustee